Filed Pursuant to Rule 433

Registration Statement No. 333-209122

Registration Statement No. 333-209122-01

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$1,000,000,000 1.300% Senior Notes due 2019

$250,000,000 Floating Rate Senior Notes due 2019

Issuer:	Berkshire Hathaway Finance Corporation

Offering Format:	SEC Registered

Guarantor:	Berkshire Hathaway Inc.

Trade Date:	August 8, 2016

Settlement Date:	August 15, 2016 (T+5)

Expected Ratings*:	Aa2 by Moody’s Investors Service, Inc. AA by Standard & Poor’s Ratings Services

1.300% Senior Notes due 2019

Principal Amount:	$1,000,000,000
Maturity Date:	August 15, 2019
Issue Price (Price to Public):	99.903% of face amount
Gross Spread:	20 bps
Proceeds to Issuer:	$997,030,000
Interest Rate:	1.300% per annum
Benchmark Treasury:	0.750% due July 15, 2019
Benchmark Treasury Yield:	0.853%
Spread to Benchmark Treasury:	+48 bps
Yield to Maturity:	1.333%
Day Count Convention:

30/360

If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

Interest Payment Dates:	Each February 15 and August 15, commencing February 15, 2017
Make-Whole Call:	At any time at Treasury plus +10 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CK5
ISIN:	US084664CK54

Floating Rate Senior Notes due 2019

Principal Amount:	$250,000,000
Maturity Date:	August 15, 2019
Issue Price (Price to Public):	100.000% of face amount
Gross Spread:	20 bps
Proceeds to Issuer:	$249,500,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	+26 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each February 15, May 15, August 15 and November 15, commencing November 15, 2016

Interest Determination Dates:	Quarterly, on second London business day prior to applicable Interest Payment Date
Optional Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CL3
ISIN:	US084664CL38

Other Information

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Settlement Period: The closing will occur on August 15, 2016, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 645-3751.

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